Exhibit 10.1

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (“Amendment No. 1”) is entered into, effective as of December 11, 2009, between Hyperdynamics Corporation (the “Company”) and Ray Leonard, an individual (“Executive”).

WITNESSETH:

WHEREAS, the Company and Executive are parties to that certain Employment Agreement (the “Agreement”) effective as of July 22, 2009.

WHEREAS, the Company recently: (i) closed two equity offerings that raised gross proceeds of $8 million in the aggregate, the second of which closed December 7, 2009; (ii) entered into a Sale and Purchase Agreement with Dana Petroleum (E&P) Limited effective as of December 4, 2009 (the “Dana Agreement”) for the purchase of an undivided 23% interest in the Company’s concession (the “Concession”) off the coast of the Republic of Guinea; and (iii) entered into a Letter of Intent with Repsol YPF SA (“Repsol”) on November 26, 2009 (the “Repsol Letter of Intent”) for, among other things, the exclusive negotiation between Repsol and the Company for the acquisition of an interest in the Concession by Repsol.

WHEREAS, the Company believes that the Executive, as the Company’s President and Chief Executive Officer, has been crucial to the Company’s successes which include, but are not limited to, the raising of additional capital and the entering into the Dana Agreement and Repsol Letter of Intent.

WHEREAS, in light of the above identified successes, the Company desires to amend certain provisions of the Agreement as follows: (i) reduce the base salary performance benchmark of new equity raised for the Company from $10 million to $8 million, which will permit the increase in the Executive’s salary from $180,000 to $330,000; and (ii) reduce the first performance benchmark of the Performance Option-Grant Awards from $10 million to $8 million, among other things, in order for the Company to issue 210,000 stock options effective as of the date of this Amendment No. 1.

NOW, THEREFORE, Company and Executive hereby agree as follows:

1. Definitions.  Terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

2. Amendment.  Effective as of the date of the Amendment No.1:

(a)           Section 4(a) of the Agreement is amended and restated in its entirety to read as follows:

“(a)           Base Salary. Effective January 1, 2010, the base salary (the “Base Salary”) will be $330,000.  The Base Salary is subject to annual adjustments beginning in July 2010, at the discretion of the Board, but in no event shall Employer pay Executive a Base Salary less than that set forth above, or any increased Base Salary later in effect, without the consent of Executive. The Base Salary shall be payable in installments in accordance with the general payroll practices of Employer, or as otherwise mutually agreed upon.”

(b)           Section 4(e)(i) of the Agreement is amended and restated in its entirety to read as follows:

“(i)
Each of the below identified stock option awards will be granted to the Executive upon the achievement by the Company of each of the applicable equity financing amounts, as identified below, following the effective date of the Agreement:

When $8 million cumulative is raised, the award is 210,000 stock options.

When $20 million cumulative is raised, the award is 390,000 stock options.

When $30 million cumulative is raised, the award is 600,000 stock options.

All awards vest equally over a three-year period from the trigger event.  The Performance Option-Grant Awards options shall have a five year life.  The exercise price shall $0.49 (forty-nine cents) each.”

3. Continued Validity.  The Agreement (including the provisions of the Agreement not modified hereby), as modified by this Amendment No. 1, shall remain in full force and effect following the execution of this Amendment No. 1.

4. Counterparts.  This Amendment No. 1 may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Company and each New Investor.

5. Conflict of Terms.  In the event of a conflict or inconsistency between the terms, covenants, conditions and provisions of the Agreement and those of this Amendment No. 1, the terms, covenants, conditions and provisions of this Amendment No. 1 shall control and govern the rights and obligations of the parties.

6. Governing Law.  This Amendment No.1 shall be governed by the laws of the State of Texas.

7. Entire Agreement.  The Agreement, as amended hereby, represents the entire expression of the Parties with respect to the subject matter hereof on the date this Amendment No. 1.  To the extent that any conflict may exist between the provisions of any other agreement between the parties and the Agreement, as amended hereby, then the Agreement, as amended hereby, shall control.

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IN WITNESS WHEREOF, the each of the parties hereto has executed this Amendment No. 1 as of the date and year first above written.

COMPANY:	HYPERDYNAMICS CORPORATION

/s/Robert Solberg

Name: Robert Solberg

Title: Chairman of the Board of Directors

EXECUTIVE:

/s/Ray Leonard

Name: Ray Leonard